Bitwise Bitcoin ETF S-1/A

Exhibit 3.2

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust:	Bitwise Bitcoin ETP Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:
The Trust's Certificate of Trust is hereby amended by changing the name of the Trust to Bitwise Bitcoin ETF.

[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective upon filing .

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 4th day of Dec , 2023 A.D.

Delaware Trust Company, as Trustee

By:
Trustee

Name:	Gregory Daniels
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